EXHIBIT 5.2

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006-1470

May 24, 2005

Nabi Biopharmaceuticals

5800 Park of Commerce Blvd.

Boca Raton, FL 33487

Re:	Nabi Biopharmaceuticals

Ladies and Gentlemen:

You have requested us to provide you with our opinion under the law of the State of New York as to the enforceability of $112,400,000 aggregate principal amount of 2.875% Convertible Senior Notes due 2025 (the “Securities”) issued under an indenture dated as of April 19, 2005 (the “Indenture”) between Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), and being registered pursuant to a registration statement on Form S-3 (No. 333- ) (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We understand Nutter McClennen & Fish, LLP has acted as counsel to the Company in connection with the filing of the Registration Statement.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	a copy of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(b)	an executed copy of the Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Nabi Biopharmaceuticals, p. 2

In rendering the foregoing opinion, (a) we have assumed that the Company and, with respect to the Indenture, the Trustee, have satisfied those legal requirements that are applicable to them to the extent necessary to make the Securities and the Indenture enforceable against the Company (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to the Securities and the Indenture) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In addition, we express no opinion as to the validity, binding effect or enforceability of Section 9.1(b) of the Indenture or any related provisions in the Indenture or the Securities that require or relate to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and any prospectus supplement related thereto under the heading “Legal Matters” and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:    /s/ David I. Gottlieb

      David I. Gottlieb, a Partner